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    WORLD MONITOR TRUST--
    SERIES C
    MONTHLY REPORT/
    FEBRUARY 23, 2001

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         WORLD MONITOR TRUST--SERIES C
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from January 27, 2001 to February 23, 2001 for the World Monitor Trust--Series C ('Series C'). The net asset value of an interest as of February 23, 2001 was $87.91, a decrease of 4.03% from the January 26, 2001 value of $91.60. The year-to-date return for Series C was a decrease of 5.76% as of February 23, 2001.

The estimated net asset value per interest as of March 14, 2001 was $93.87. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -------------------------
          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from January 27, 2001 to
  February 23, 2001
Revenues:
Realized loss on commodity
  transactions......................   $ (261,388)
Change in unrealized commodity
  positions.........................      (88,701)
Interest income.....................       33,792
                                       ----------
                                         (316,297)
                                       ----------
Expenses:
Commissions.........................       53,468
Management fee......................       13,830
                                       ----------
                                           67,298
                                       ----------
Net loss............................   $ (383,595)
                                       ----------
                                       ----------

STATEMENT OF CHANGES IN NET ASSET VALUE
----------------------------------------------------
For the period from January 27, 2001 to
  February 23, 2001

                                              Per
                                 Total      Interest
                               ----------   --------
Net asset value at beginning
  of period (103,368.302
  interests).................  $9,468,386    $ 91.60
Contributions................       3,614
Net loss.....................    (383,595)
Redemptions..................    (194,431)
                               ----------
Net asset value at end of
  period (101,174.091
  interests).................  $8,893,974      87.91
                               ----------
                               ----------
                                            --------
Change in net asset
  value per interest.....................    $ (3.69)
                                            --------
                                            --------
Percentage change........................      (4.03)%
                                            --------
                                            --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series C is accurate and complete.

             PRUDENTIAL SECURITIES FUTURES
                   MANAGEMENT INC.

                   /s/ Barbara J. Brooks
               ---------------------------
               by: Barbara J. Brooks
              Chief Financial Officer

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